SUB-ITEM 77C







Results of Annual Meeting of Shareholders

The Annual Meeting of Shareholders of Western Asset
Emerging Markets Debt Inc. was held on April 24, 2015, for the purpose of considering and voting upon the election of Directors.

The following table provides information concerning the matter voted upon at the meeting:


Election of directors


Nominees    		Votes For     Votes Withheld
Carol L. Colman		23,204,255.511	2,349,787.700
Daniel P. Cronin	23,186,734.511	2,367,308.700
Paolo M. Cucchi		23,200,862.211	2,353, 181.000
Robert D. Agdern	23,291,780.211  2,262,263.000

At June 30, 2015, in addition to Robert D. Agdern, Carol L.Colman, Daniel P. Cronin, and Paolo M. Cucchi, the other Directors of the Fund were as follows:

Kenneth D. Fuller*
Leslie H. Gelb
William R. Hutchinson
Eileen A. Kamerick
Riordan Roett

** Effective July 31, 2015, Kenneth D. Fuller resigned as Chairman and a Director, Chief Executive Officer and President of the Fund. Effective August 1, 2015, Jane Trust was appointed to the position of Director, Chairman, President and Chief
Executive Officer.